[JOHN Q. HAMMONS HOTELS, INC. LOGO]                       FOR IMMEDIATE RELEASE


Contact: Scott Tarwater                Kelly Campbell
         John Q. Hammons Hotels, Inc.  Publicis Dialog for John Q. Hammons
         (417) 873-3591                Hotels, Inc.
         scott.tarwater@jqh.com        (972) 628-7738
                                       kelly.campbell@publicis-usa.com


JOHN Q. HAMMONS HOTELS AGREES TO CONTINUE TO NEGOTIATE EXCLUSIVELY WITH INVESTOR
                           GROUP THROUGH MAY 24, 2005

SPRINGFIELD, MO.--APRIL 29, 2005--John Q. Hammons Hotels, Inc. (AMEX:JQH) announced today that it and its principal stockholder, John Q. Hammons, have agreed to continue to negotiate exclusively with an investor group led by JQH Acquisition, LLC through May 24, 2005 regarding a possible merger transaction. The exclusivity period was previously scheduled to expire on April 30, 2005. Although terms of the investor group's proposal remain subject to further discussion and negotiation, the proposal contemplates a merger transaction in which the Company's Class A shares would be purchased for $24.00 cash per share.

Commenting on the continuation of exclusivity, the Chairman of the Special Committee, David Sullivan, said, "We believe that the additional time will help the parties work through a number of items that remain to be negotiated, particularly with respect to the documentation of the various arrangements that have been agreed to in principle between the investor group and Mr. Hammons. There can be no assurance, however, even with this additional time, that a transaction will be consummated."



ABOUT JOHN Q. HAMMONS HOTELS, INC.

John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://www.jqh.com.